Free Writing Prospectus pursuant to Rule 433 dated January 29, 2021

Registration Statement No. 333-239610

Buffered MSCI EAFE Index-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the MSCI EAFE Index as measured from the trade date to and including the determination date.

If the final underlier level on the determination date is greater than the initial underlier level, the return on your notes will be positive and will equal the underlier return, subject to the maximum settlement amount. If the final underlier level declines by up to between 13.78% and 16.17% (set on the trade date) from the initial underlier level, you will receive the face amount of your notes.

If the final underlier level declines by more than between 13.78% and 16.17% from the initial underlier level, the return on your notes will be negative and you will lose between approximately 1.1598% and approximately 1.1929% of the face amount of your notes for every 1% that the final underlier level has declined below between 86.22% and 83.83% (set on the trade date) of the initial underlier level.

You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated January 29, 2021, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40057FEA8 / US40057FEA84
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the MSCI EAFE Index (current Bloomberg symbol: “MXEA Index”)
Payment amount at maturity (for each $1,000 face amount of your notes):

▪    if the underlier return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return, subject to the maximum settlement amount;

▪    if the underlier return is zero or negative but not below between -13.78% and -16.17%, $1,000; or

▪    if the underlier return is negative and is below between -13.78% and -16.17%, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus between 13.78% and 16.17% times (c) $1,000.

Initial underlier level:	to be determined on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Cap level:	120% of the initial underlier level
Maximum settlement amount:	$1,200
Participation rate:	100%
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Buffer level:	expected to be between 86.22% and 83.83% of the initial underlier level
Buffer rate:	the quotient of the initial underlier level divided by the buffer level, which is expected to equal between approximately 115.98% and approximately 119.29%
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	expected to be between 24 and 27 months following the trade date
Stated maturity date:	expected to be the second scheduled business day following the determination date
Estimated value range:	$950 to $980 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Payment Amount At Maturity

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200
175
150
125
100
75
50
25
0
120%
100%
86.22%
120%
0
50
100
150
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	120.000%
175.000%	120.000%
120.000%	120.000%
105.000%	105.000%
100.000%	100.000%
95.000%	100.000%
86.220%	100.000%
75.000%	86.987%
50.000%	57.991%
25.000%	28.996%
0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Free Writing Prospectus pursuant to Rule 433 dated January 29, 2021

Registration Statement No. 333-239610

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 16, general terms supplement no. 8,671 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 16, general terms supplement no. 8,671 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 16, general terms supplement no. 8,671 and preliminary pricing supplement if you so request by calling (212) 357- 4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated January 29, 2021
●	General terms supplement no. 8,671 dated July 1, 2020
●	Underlier supplement no. 16 dated January 26, 2021
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,671, accompanying underlier supplement no. 16, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 16, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

▪    The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪    The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

▪    The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

▪    You May Lose Your Entire Investment in the Notes

▪    Your Notes Do Not Bear Interest

▪    The Potential for the Value of Your Notes to Increase Will Be Limited

▪    You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

▪    We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

▪    The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

▪    If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪    An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

▪    Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Return on the Notes

▪    Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

▪    Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

▪    The Tax Consequences of an Investment in Your Notes Are Uncertain

▪    Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,671:

▪    Your Notes May Not Have an Active Trading Market

▪    The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable

▪    Other Investors in the Notes May Not Have the Same Interests as You

▪    Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪    Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

▪    Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

▪    You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪    Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪    The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction

or Position That Serves the Objectives of Goldman Sachs or Other Parties

▪    Past Performance is No Guide to Future Performance

▪    Your Notes May Not Have an Active Trading Market

▪    The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

▪    The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Notes are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Notes and Their Market Value

▪    The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 16

▪    Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own

Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪    The Return on Indexed Notes May Be Below the Return on Similar Securities

▪    The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

▪    An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪    An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

▪    We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

▪    Information About an Index or Indices May Not Be Indicative of Future Performance

▪    We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪    The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.